UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Gold Run Inc.
(Name of small business issuer in its charter)
Delaware	1040	20-4919927
State or Jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 (416) 363-0151
(Address and telephone number of principal executive offices)
1265 Mesa Drive, Fernley NV 89408
(Address of principal place of business or intended principal place of business)
Hecht & Associates, P.C., 275 Madison Ave., 28th Floor, New York, NY 10016 (212) 490-3232
(Name, address and telephone number of agent for service)
Approximate date of proposed sale to the public: The registration statement was declared effective on May 14, 2007.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	$8,000,000.00[1]	$1.00	$8,000,000.00	$856.00

Common Stock	$1,097,000.00[2]	$1.00	$1,097,000.00	$214.00

Total:	$9,097,000.00	n/a	$9,097,000.00	$1,070.00

Note:
1 Up to 560,000 warrants may be issued to dealers who participate in the offering by the registrant and neither these warrants nor the shares underlying the exercise of the warrants are being registered.
2 Represents the dollar amount, at $1.00 per share, .of the shares that we are registering on behalf of our selling shareholders. These 1,097,000 shares of Common Stock may not be sold until their holders have been notified by us or our designees that we have closed on our minimum offering of 3,000,000 shares of Common Stock.
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Until August 13, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

STICKER AMENDMENT
TO PROSPECTUS DATED JUNE 27, 2007
Gold Run Inc. has elected to extend the offering period for this public offering for an additional thirty (30) days until August 12, 2007.
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SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on July 12, 2007
/s/ David Mathewson	/s/ John M. Pritchard
David Mathewson President and Director	John M. Pritchard Chief Executive Officer and Director
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following capacities and on the dates stated
/s/ D. Richard Brown
D. Richard Brown Secretary and Chairman of the Board of Directors July 12, 2007
/s/ Trevor Michael
Trevor Michael Director and Treasurer July 12, 2007
/s/ James Berns
James Berns Director July 12, 2007
/s/ Michael Berns
Michael Berns Director July 12, 2007
/s/ Ernest M. Cleave
Ernest M. Cleave Chief Financial Officer and Controller July 12, 2007